Exhibit 99.1

FOR IMMEDIATE RELEASE

(Unaudited. All amounts in Canadian dollars)

Tim Hortons Inc. Announces 2009 Fourth Quarter and Year-End Results;

Continued sales momentum in the fourth quarter contributes to achievement of annual operating income target

Financial & Sales Highlights

	Q4 2009	Q4 2008	% Change	2009 Full Year	2008 Full Year	% Change
Revenues	$615.3	$563.7	9.2%	$2,242.1	$2,043.7	9.7%
Operating income(1)(3)	$139.4	$108.8	28.1%	$495.4	$446.3	11.0%
Adjusted Operating Income(2)(3)	$139.4	$130.1	7.2%	$502.7	$467.6	7.5%
Effective Tax Rate(3)	32.2%	32.6%		37.4%	32.8%
Net Income	$91.0	$69.1	31.6%	$296.4	$284.7	4.1%

Diluted Earnings Per Share (EPS)	$0.51	$0.38	32.9%	$1.64	$1.55	5.8%
Fully Diluted Shares	179.7	181.4	(1.0)%	180.6	183.5	(1.6)%
($ in millions, except EPS. Fully diluted shares in millions. All numbers rounded.)

(1)	2008 operating income includes a negative $21.3 million impact from an asset impairment and related restaurant closure costs. Full year 2009 operating income includes a negative $7.3 million impact for professional advisory fees and shareholder related costs incurred in connection with the public company reorganization.
(2)	2009 adjusted operating income for the full year excludes the impact of costs related to our public company reorganization and 2008 adjusted operating income excludes the asset impairment and restaurant closure costs that did not recur. Adjusted operating income is a non-GAAP measure. For information regarding this measure, and a reconciliation to U.S. GAAP, please refer to “Disclosure of Non-GAAP Financial Measure” and Table 1 in this release.
(3)	Operating Income, Adjusted Operating Income and Effective Tax Rate incorporate the adoption of changes to accounting standards relating to Noncontrolling interests.
(4)	Includes sales at Franchised and Company-operated locations. As of January 3rd, 2010, 99.6% of our restaurants in Canada and 99.1% of our U.S. restaurants were franchised.

Same-Store Sales(4)	Q4 2009	2009 Full Year
Canada	3.4%	2.9%
U.S.	2.1%	3.2%

Highlights

•	Strong fourth quarter sales performance in both Canada and the United States, with a 3.4% same-store sales increase in Canada and 2.1% growth in the U.S.

•	U.S. segment achieves $4.8 million operating income for full-year compared to breakeven target

•

The Company’s Board has approved an increase in the target dividend payout range to 30% to 35% of prior year, normalized annual net earnings, and approved a 30% increase in the quarterly dividend to $0.13 per share

•	New $200 million share repurchase program announced

OAKVILLE, ONTARIO, (February 25th, 2010): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced its results for the fourth quarter and full year ended January 3rd, 2010.

“Our focus on being relevant to our customers and responding to their needs continues to position Tim Hortons among the leaders in the North American restaurant sector. Our record revenue and earnings performance in 2009 once again demonstrated the resiliency of our brand in difficult economic circumstances and we were pleased with the ability of our system to continue to successfully grow in challenging times,” said Don Schroeder, president and CEO.

Consolidated Results

All percentage increases and decreases represent year-over-year changes for the fourth quarter of 2009 compared to the fourth quarter of 2008, unless otherwise noted. Fourth quarter and full- year results in 2009 include an extra week of operations which had an approximate impact of 6% to 8% on revenues, costs and earnings in the quarter and approximately 1% to 2% for the full year.

Fourth quarter systemwide sales(5) grew 13.4% on a constant currency basis, benefiting from the extra week of sales over the comparable period, and from same-store sales growth and restaurant development. Total revenues were $615.3 million, an increase of 9.2% compared to $563.7 million last year. Revenues benefited from higher sales, consisting primarily of distribution sales, and from higher rents and royalties. These factors were partially offset by lower franchise fee revenues, due primarily to timing of franchise sales, and from lower sales from fewer company-operated restaurants.

Operating income in the fourth quarter rose 28.1% to $139.4 million compared to $108.8 million in the prior year comparable period. Operating income in 2008 included a negative $21.3 million impact from an asset impairment charge and related restaurant closure costs. Operating income growth benefited from higher systemwide sales, a gain on the sale of a property and increased earnings contributions from our U.S. segment. Absent the 2008 impairment and closure costs and the approximate 6% growth impact of the extra week of operations, operating income was up slightly in the fourth quarter. Operating income growth was negatively impacted in the fourth quarter by the timing of franchise sales, resulting in lower franchise fees, and by lower distribution income due to certain gains in the comparable quarter of 2008 that did not recur.

Net income in the fourth quarter increased to $91.0 million, up 31.6% compared to $69.1 million last year. Diluted earnings per share (EPS) was $0.51, an increase of 32.9% compared to $0.38 last year. Fourth quarter EPS benefited from 1.0% fewer shares outstanding in the quarter compared to the same period last year due to the Company’s share repurchase activities. In 2008 net income and EPS were negatively impacted by $15.4 million in after-tax costs associated with the asset impairment charge and related restaurant closure costs.

On a full-year basis, systemwide sales(5) increased 7.9%. Total revenues increased by 9.7% to $2.24 billion compared to $2.04 billion in 2008. Operating income grew 11.0% to $495.4 million compared to $446.3 million last year, including approximately 1.5% benefit from the extra week of operations. Adjusted operating income(2), excluding the impact of costs related to our public company reorganization and 2008 asset impairment charge and related restaurant closure costs, grew 7.5% to $502.7 million in 2009. Net income in 2009 was $296.4 million, an increase of 4.1% compared to $284.7 million last year. Earnings per share for the full year in 2009 was $1.64 compared to $1.55 last year. The effective tax rate for the full year was 37.4% versus 32.8% last year, reflecting previously disclosed impacts from the public company reorganization.

Segmented Performance Commentary

Both operating segments enjoyed strong financial and sales performance in the quarter, benefiting from the strength of our brand position, marketing, promotion and menu activities.

Canada

Same-store sales grew 3.4% in Canada in the fourth quarter. Canadian same-store sales accelerated in each consecutive month of the quarter, and experienced continued momentum heading into the first quarter. Promotional programs aimed to reinforce our value to customers largely offset the benefit of pricing in place in the system during the fourth quarter, but drove transaction growth, contributing to the positive sales performance. A total of 60 restaurants were opened in the fourth quarter, including 15 non-standard locations.

Canadian segment operating income was $147.0 million in the fourth quarter, a 7.2% increase from $137.1 million last year. Operating income benefited from systemwide sales growth including the extra week of operations. Operating income was impacted by lower franchise fee revenues due primarily to timing of resales and renovations, by lower equity income, and by lower distribution income due to certain gains in the comparable period of 2008.

On a full-year basis, same-store sales in Canada increased 2.9%, slightly below our targeted range of 3% to 5%. A total of 131 restaurants were opened in 2009, within our targeted range of 120 to 140 locations. Operating income on a full-year basis was $534.1 million, an increase of 5.4% compared to 2008.

United States

The U.S. segment increased same-store sales by 2.1% in the fourth quarter, outpacing the majority of restaurant companies that have reported U.S. same-store sales for this time period. Cold Stone Creamery© co-branded locations continued to contribute significantly to same-store sales growth this quarter. Promotional, marketing and menu initiatives also helped our sales performance, which has carried into the first quarter. A total of 7 locations were opened in the fourth quarter, including 2 non-standard locations.

U.S. segment operating income increased to $1.2 million, representing the third consecutive quarter of positive earnings contributions. Operating income growth benefited from the previous closure in 2008 of underperforming restaurants, higher systemwide sales, and lower general and administrative costs. These factors were partially offset by lower franchise fees during the quarter.

On a full-year basis, same-store sales growth in the U.S increased 3.2%, surpassing our targeted range of 0% to 2% growth. A total of 45 sites were opened in the U.S. during 2009, compared to our target of 30 to 40 restaurant locations. Full-year operating income increased to $4.8 million in 2009, significantly exceeding our target of break-even segment operating income.

Corporate Developments

Board increases dividend payout range and declares dividend payment of $0.13 per share

The Board of Directors has approved a change to the Company’s long-term targeted dividend payout range, reflecting confidence in our future growth and our strong cash flow position. Effective immediately, our targeted dividend payout range is 30% to 35% of prior year, normalized annual net earnings each year, and we plan to focus initially at the lower end of the range. The previous targeted range was 20% to 25% of prior year, normalized annual net earnings.

Coinciding with this change in 2010, the Board has declared a quarterly dividend of $0.13 per share payable on March 23rd, 2010 to shareholders of record as of March 8th, 2010, representing an increase of 30% from previous dividend. Dividends are declared and paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. shareholders, dividends paid will be converted to U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by Clearing and Depository Services Inc. for beneficial shareholders.

New $200 million share repurchase program announced

The Board approved the commencement of a new $200 million share repurchase program. The Company expects to complete its current program by March 1, 2010, after which the new plan will begin. Under terms of the new $200 million program, the Company is authorized to purchase up to $200 million in common shares, not to exceed the regulatory maximum of 5% of the outstanding common shares at the time of regulatory approval.

“Our confidence in future growth and proven capacity to generate strong free cash flow positions us well to continue our number one priority of funding our business growth investment needs while still returning value to shareholders in the form of increased dividends and a new share repurchase program,” said Cynthia Devine, chief financial officer.

Consistent with the previous program, shares will be repurchased through a combination of a 10b5-1, or automatic trading plan, and in accordance with management’s discretion considering regulatory requirements, and market, cost and other considerations. Repurchases will be made by Tim Hortons on either the Toronto Stock Exchange or the New York Stock Exchange. There can be no assurance as to the precise number of shares that will be repurchased under the share repurchase program, or the aggregate dollar amount of the shares purchased. Tim Hortons may discontinue purchases at any time, subject to compliance with applicable regulatory requirements. Shares purchased pursuant to the share repurchase program will be cancelled.

Investor Conference and 2010 Outlook

Tim Hortons will broadcast our investor conference on March 5th , 2010 over the internet starting at 8:30 a.m. (Eastern Time). The live webcast will be available at www.timhortons-invest.com under the Events and Presentations tab. We plan to announce our 2010 outlook at the investor conference in parallel with our overall strategic plan and growth initiatives.

Annual Meeting of Shareholders

The Board of Directors has set a record date of March 23rd, 2010 for the annual meeting of shareholders. The meeting will be held on Friday, May 14th at 10:30a.m. Eastern Time at the School of Hospitality Management, Ryerson University, 55 Dundas Street West, 7th Floor Auditorium in Toronto, Ontario.

Disclosure on Non-GAAP Financial Measure

Adjusted operating income is a non-GAAP measure, which does not have a standardized meaning prescribed by U.S. GAAP, and may not be comparable to similar measures presented by other publicly-traded companies. Therefore, adjusted operating income should not be construed as an alternative to other financial measures determined in accordance with U.S. GAAP. Presentation of this non-GAAP measure is made with operating income, the most directly comparable U.S. GAAP measure. Management believes this pro forma adjusted information is important for comparison purposes to prior periods and for purposes of evaluating the Company’s operating earnings performance compared to our target for 2009, which did not include the impact of the excluded items. The Company evaluates its business performance and trends excluding amounts related to such items. Therefore, this measure provides a more consistent view of management’s perspectives on underlying performance and is more relevant for comparison purposes between periods than the closest equivalent U.S. GAAP measure.

Table 1 Pro forma: Reconciliation of adjusted operating income to U.S. GAAP

	Q4 2009	Q4 2008	% Change	Full Year 2009	Full Year 2008	% Change
Reported Operating Income*	$139.4	$108.8	28.1%	$495.4	$446.3	11.0%
Add: Public company reorganization costs	—			7.3		N/M
Add: Asset impairment and related closure costs	—	21.3	N/M	—	21.3	N/M
Adjusted Operating Income*	$139.4	$130.1	7.2%	$502.7	$467.6	7.5%
($ in millions, all numbers rounded.) N/M – Not Meaningful

*	Operating Income and Adjusted Operating Income incorporate adoption of SFAS 160 – Noncontrolling Interests in Consolidated Financial Statements.

Tim Hortons conference call today at 10:30 a.m. (ET) Thursday, February 25th, 2010

Tim Hortons will host a conference call today to discuss the fourth quarter and year end results, scheduled to begin at 10:30 a.m. (ET). The dial-in number is (416) 641-6712 or 1(800) 354-6885. No access code is required. A simultaneous web cast will be available at www.timhortons-invest.com. A presentation supporting the call will be available at this web site under the Events and Presentations section. The call will be archived at this site for a period of one year and will also be available under the Events and Presentations section. A replay of the call will be available for a period of one week and can be accessed at (416) 626-4100 or 1 (800) 558-5253. The call replay reservation number is 21458576.

Safe Harbor Statement

Certain information in this news release, particularly information regarding future economic performance, finances, and plans, expectations and objectives of management, constitute forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We refer to all of these as forward-looking statements. Various factors including competition in the quick service segment of the food service industry, general economic conditions and others described as “risk factors” in the Company’s 2008 Annual Report on Form 10-K, filed February 26, 2009, and our Form 10-Q filed on November 5th, 2009, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. As such, readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date hereof. Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: the absence of a material increase in competition within the quick service restaurant segment of the food service industry; the absence of an adverse event or condition that damages our strong brand position and reputation; continuing positive working relationships with the majority of the Company’s franchisees; there being no significant change in the Company’s ability to comply with current or future regulatory requirements; the absence of any material adverse effects arising as a result of litigation; and general worldwide economic conditions. We are presenting this information for the purpose of informing you of management’s current expectations regarding these matters, and this information may not be appropriate for any other purpose.

We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law. Please review the Company’s Safe Harbor Statement at www.timhortons.com/en/about/safeharbor.html.

(5) Total systemwide sales growth includes restaurant level sales at both Company and Franchise restaurants. Approximately 99.5% of our consolidated system is franchised as at January 3 rd, 2010. Systemwide sales growth is determined using a constant exchange rate, where noted, to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the fourth quarter of 2009, systemwide sales growth on a constant currency basis was up 13.4% compared to the fourth quarter of 2008. Systemwide sales are important to understanding our business performance as they impact our franchise royalties and rental income, as well as our distribution income. Changes in systemwide sales are driven by changes in average same-store sales and changes in the number of systemwide restaurants, and in the fourth quarter of 2009, by the extra week of operations.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded restaurant chain in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of January 3 rd, 2010, Tim Hortons had 3,578 systemwide restaurants, including 3,015 in Canada and 563 in the United States. More information about the Company is available at www.timhortons.com.

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

(Unaudited)

	Fourth quarter ended
	January 3, 2010	December 28, 2008	$ Change	% Change
REVENUES
Sales	$409,423	$372,055	$37,368	10.0%
Franchise revenues:
Rents and royalties	179,177	157,230	21,947	14.0%
Franchise fees	26,714	34,404	(7,690)	(22.4%)

	205,891	191,634	14,257	7.4%

TOTAL REVENUES	615,314	563,689	51,625	9.2%

COSTS AND EXPENSES
Cost of sales	362,357	322,558	39,799	12.3%
Operating expenses	63,205	58,378	4,827	8.3%
Franchise fee costs	25,756	29,458	(3,702)	(12.6%)
General and administrative expenses	37,206	33,850	3,356	9.9%
Equity (income)	(9,999)	(10,490)	491	(4.7%)
Asset impairment and related closure costs	—	21,266	(21,266)	N/M
Other (income), net	(2,644)	(174)	(2,470)	N/M

TOTAL COSTS AND EXPENSES, NET	475,881	454,846	21,035	4.6%

OPERATING INCOME	139,433	108,843	30,590	28.1%
Interest (expense)	(5,603)	(5,950)	347	(5.8%)
Interest income	894	906	(12)	(1.3%)

INCOME BEFORE INCOME TAXES	134,724	103,799	30,925	29.8%

INCOME TAXES	43,345	33,890	9,455	27.9%

Net Income	91,379	69,909	21,470	30.7%
Net income attributable to noncontrolling interests	390	782	(392)	(50.1%)

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$90,989	$69,127	$21,862	31.6%

Basic earnings per common share attributable to Tim Hortons Inc.	$0.51	$0.38	$0.13	32.9%

Diluted earnings per common share attributable to Tim Hortons Inc.	$0.51	$0.38	$0.13	32.9%

Weighted average number of common shares outstanding—Basic (in thousands)	179,570	181,261	(1,692)	(0.9%)

Weighted average number of common shares outstanding—Diluted (in thousands)	179,713	181,443	(1,730)	(1.0%)

Dividend per common share	$0.10	$0.09	$0.01

N/M—not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

(Unaudited)

	Year ended
	January 3, 2010	December 28, 2008	$ Change	% Change
REVENUES
Sales	$1,494,196	$1,348,015	$146,181	10.8%
Franchise revenues:
Rents and royalties	657,909	601,870	56,039	9.3%
Franchise fees	90,033	93,808	(3,775)	(4.0%)

	747,942	695,678	52,264	7.5%

TOTAL REVENUES	2,242,138	2,043,693	198,445	9.7%

COSTS AND EXPENSES
Cost of sales	1,318,576	1,180,998	137,578	11.6%
Operating expenses	238,791	216,605	22,186	10.2%
Franchise fee costs	86,903	87,486	(583)	(0.7%)
General and administrative expenses	141,739	130,846	10,893	8.3%
Equity (income)	(35,963)	(37,282)	1,319	(3.5%)
Asset impairment and related closure costs	—	21,266	(21,266)	N/M
Other (income), net	(3,319)	(2,564)	(755)	N/M

TOTAL COSTS AND EXPENSES, NET	1,746,727	1,597,355	149,372	9.4%

OPERATING INCOME	495,411	446,338	49,073	11.0%
Interest (expense)	(21,220)	(24,558)	3,338	(13.6%)
Interest income	1,950	4,926	(2,976)	N/M

INCOME BEFORE INCOME TAXES	476,141	426,706	49,435	11.6%

INCOME TAXES	178,263	139,812	38,451	27.5%

Net Income	297,878	286,894	10,984	3.8%
Net income attributable to noncontrolling interests	1,511	2,216	(705)	(31.8%)

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$296,367	$284,678	$11,689	4.1%

Basic earnings per common share attributable to Tim Hortons Inc.	$1.64	$1.55	$0.09	5.7%

Diluted earnings per common share attributable to Tim Hortons Inc.	$1.64	$1.55	$0.09	5.8%

Weighted average number of common shares outstanding—Basic (in thousands)	180,477	183,298	(2,821)	(1.5%)

Weighted average number of common shares outstanding—Diluted (in thousands)	180,609	183,492	(2,884)	(1.6%)

Dividend per common share	$0.40	$0.36	$0.04

N/M—not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	As at
	January 3, 2010	December 28, 2008
	(Unaudited)
ASSETS
Current assets

Cash and cash equivalents	$103,267	$101,636
Restricted cash and cash equivalents	60,629	62,329
Restricted investments	20,186	—
Accounts receivable, net	170,757	159,505
Notes receivable, net	38,609	22,615
Deferred income taxes	3,388	19,760
Inventories and other, net	68,289	71,505
Advertising fund restricted assets	26,681	27,684

Total current assets	491,806	465,034

Property and equipment, net	1,340,757	1,332,852

Notes receivable, net	9,782	17,645

Deferred income taxes	8,919	29,285

Intangible assets, net	6,034	2,606

Equity investments	120,939	132,364
Other assets	18,416	12,841

Total assets	$1,996,653	$1,992,627

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	As at
	January 3, 2010	December 28, 2008
	(Unaudited)
LIABILITIES AND EQUITY

Current liabilities
Accounts payable	$129,563	$157,210
Accrued liabilities:
Salaries and wages	20,324	18,492
Taxes	25,220	25,605
Other	112,173	110,518
Deferred taxes	376	—
Advertising fund restricted liabilities	43,944	47,544
Current portion of long-term obligations	7,642	6,691

Total current liabilities	339,242	366,060

Long-term obligations
Term debt	335,995	332,506
Advertising fund restricted debt	415	6,929
Capital leases	67,156	59,052
Deferred income taxes	4,603	13,604
Other long-term liabilities	78,304	72,467

Total long-term obligations	486,473	484,558

Equity
Equity of Tim Hortons Inc.
Common shares
Authorized: unlimited shares
Issued: 177,318,614 shares	502,872	—
Common stock (US$0.001 par value per share),
Authorized: nil and 1,000,000,000 shares, respectively
Issued: nil and 193,302,977 shares, respectively	—	289
Capital in excess of par value	—	929,102
Treasury stock, at cost: nil and 11,754,201 shares, respectively	—	(399,314)
Common stock held in trust, at cost: 278,500 and 358,186 shares, respectively	(9,437)	(12,287)
Retained earnings	796,235	677,550
Accumulated other comprehensive loss	(120,626)	(54,936)

Total equity of Tim Hortons Inc.	1,169,044	1,140,404
Noncontrolling interests	1,894	1,605

Total equity	1,170,938	1,142,009

Total liabilities and equity	$1,996,653	$1,992,627

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars)

	Year ended
	January 3, 2010	December 28, 2008
	(Unaudited)
CASH FLOWS PROVIDED FROM (USED IN) OPERATING ACTIVITIES
Net income	$297,878	$286,894
Net income attributable to noncontrolling interests	(1,511)	(2,216)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	101,447	91,278
Asset impairment and related closure costs	—	21,266
Stock-based compensation expense	8,869	9,630
Equity income, net of cash dividends	11,397	4,519
Deferred income taxes	25,342	(13,714)
Changes in operating assets and liabilities
Restricted cash and cash equivalents	789	(23,820)
Accounts and notes receivable	(13,692)	(51,235)
Inventories and other	1,012	(3,708)
Accounts payable and accrued liabilities	(19,726)	22,723
Other, net	3,846	14,398

Net cash provided from operating activities	415,651	356,015

CASH FLOWS (USED IN) PROVIDED FROM INVESTING ACTIVITIES
Capital expenditures	(157,971)	(174,247)
Purchase of restricted investments	(20,136)	(11,881)
Proceeds from sale of restricted investments	—	12,000
Principal payments on notes receivable	2,821	3,939
Other investing activities	(22,540)	(13,418)

Net cash used in investing activities	(197,826)	(183,607)

CASH FLOWS (USED IN) PROVIDED FROM FINANCING ACTIVITIES
Purchase of common shares	(113,401)	—
Purchase of treasury stock	(16,701)	(165,258)
Dividend payments	(72,506)	(66,086)
Purchase of common shares/stock held in trust	(713)	(3,842)
Purchase of common shares/stock for settlement of restricted stock units	(477)	(226)
Proceeds from issuance of debt, net of issuance costs	3,507	3,796
Principal payments on other long-term debt obligations	(6,582)	(7,376)

Net cash used in financing activities	(206,873)	(238,992)

Effect of exchange rate changes on cash	(9,321)	10,618

Increase (decrease) in cash and cash equivalents	1,631	(55,966)

Cash and cash equivalents at beginning of year	101,636	157,602

Cash and cash equivalents at end of year	$103,267	$101,636

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(In thousands of Canadian dollars)

(Unaudited)

	Fourth Quarter ended
	January 3, 2010	% of Total	December 28, 2008	% of Total
REVENUES
Canada	$539,020	87.6%	$483,887	85.8%
U.S.	42,699	6.9%	46,234	8.2%

Total reportable segments	581,719	94.5%	530,121	94.0%
Noncontrolling interests—Non-owned consolidated restaurants	33,595	5.5%	33,568	6.0%

Total	$615,314	100.0%	$563,689	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$147,005	99.2%	$137,146	118.4%
U.S.	1,184	0.8%	(21,300)	(18.4)%

Reportable Segment Operating Income	148,189	100.0%	115,846	100.0%

Noncontrolling interests—Non-owned consolidated restaurants	449		978
Corporate Charges	(9,205)		(7,981)

Consolidated Operating Income	139,433		108,843
Interest, net	(4,709)		(5,044)
Income taxes	(43,345)		(33,890)

Net Income	91,379		69,909
Net Income attributable to noncontrolling interests	390		782

Net Income attributable to Tim Hortons Inc.	$90,989		$69,127

	Year ended
	January 3, 2010	% of Total	December 28, 2008	% of Total
REVENUES
Canada	$1,944,673	86.7%	$1,764,869	86.4%
U.S.	168,216	7.5%	142,874	7.0%

Total reportable segments	2,112,889	94.2%	1,907,743	93.3%
Noncontrolling interests—Non-owned consolidated restaurants	129,249	5.8%	135,950	6.7%

Total	$2,242,138	100.0%	$2,043,693	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$534,131	99.1%	$507,006	105.5%
U.S.	4,840	0.9%	(26,488)	(5.5)%

Reportable Segment Operating Income	538,971	100.0%	480,518	100.0%

Noncontrolling interests—Non-owned consolidated restaurants	1,732		2,772
Corporate Charges	(45,292)		(36,952)

Consolidated Operating Income	495,411		446,338
Interest, net	(19,270)		(19,632)
Income taxes	(178,263)		(139,812)

Net Income	297,878		286,894
Net Income attributable to noncontrolling interests	1,511		2,216

Net Income attributable to Tim Hortons Inc.	$296,367		$284,678

	Fourth Quarter ended
	January 3, 2010	December 28, 2008	$ Change	% Change
Sales is comprised of:
Distribution sales	$370,209	$331,770	$38,439	11.6%
Company-operated restaurant sales	5,619	6,717	(1,098)	(16.3)%
Sales from non-owned consolidated restaurants	33,595	33,568	27	0.1%

	$409,423	$372,055	$37,368	10.0%

	Year ended
	January 3, 2010	December 28, 2008	$ Change	% Change
Sales is comprised of:
Distribution sales	$1,340,711	$1,173,738	$166,973	14.2%
Company-operated restaurant sales	24,236	38,327	(14,091)	(36.8)%
Sales from non-owned consolidated restaurants	129,249	135,950	(6,701)	(4.9)%

	$1,494,196	$1,348,015	$146,181	10.8%

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANT COUNT

	As of January 3, 2010	As of December 28, 2008	Increase/ (Decrease) From Year End
Tim Hortons
Canada
Company-operated	13	15	(2)
Franchised	3,002	2,902	100

Total	3,015	2,917	98

% Franchised	99.6%	99.5%
U.S.
Company-operated	5	19	(14)
Franchised	558	501	57

Total	563	520	43

% Franchised	99.1%	96.3%
Total Tim Hortons
Company-operated	18	34	(16)
Franchised	3,560	3,403	157

Total	3,578	3,437	141

% Franchised	99.5%	99.0%

TIM HORTONS INC. AND SUBSIDIARIES

Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to franchisees as part of the establishment of their restaurant’s business—see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants, which we include in distribution sales. Sales include canned coffee sales through the grocery channel. Sales also include sales from Company-operated restaurants and sales from certain non-owned restaurants that are consolidated in accordance with ASC 810 (formerly FIN 46R).

Rents and Royalties	Includes franchisee royalties and rental revenues.

Franchise Fees	Includes the sales revenue from initial equipment packages, as well as fees for various costs and expenses related to establishing a franchisee's business.

Cost of Sales	Includes costs associated with our distribution business, including cost of goods, direct labour and depreciation, as well as the cost of goods delivered by third-party distributors to the restaurants, and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs for Company-operated restaurants and certain non-owned restaurants that are consolidated in accordance with ASC 810 (formerly FIN 46R).

Operating Expenses	Includes rent expense related to properties leased to franchisees and other property-related costs (including depreciation).

Franchise fee costs	Includes costs of equipment sold to franchisees as part of the commencement of their restaurant business, as well as training and other costs necessary to ensure a successful restaurant opening.

General and Administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, and depreciation of office equipment, the majority of our information technology systems, and head office real estate.

Equity Income	Includes income from equity investments in joint ventures and other minority investments over which we exercise significant influence. Equity income from these investments is considered to be an integrated part of our business operations and is, therefore, included in operating income. Income amounts are shown as reductions to total costs and expenses.

Asset Impairment and related closure costs	Represents non-cash charges relating to the impairment of long-lived assets. It also includes costs related to restaurant closures made outside of the normal course of operations as part of the southern New England restaurant closures in the fourth quarter of 2008.

Other (Income), net	Includes expenses (income) that are not directly derived from the Company's primary businesses. Items include foreign currency adjustments, gains and losses on asset sales, and other asset write-offs.

Noncontrolling interests	Represents certain non-owned restaurants that the Company is required to consolidate under ASC 810 (formerly FIN 46R).

Comprehensive Income	Represents the change in our net assets during the reporting period from transactions and other events and circumstances from non-owner sources. It includes net income and other comprehensive income such as foreign currency translation adjustments and the impact of cash flow hedges.

TIM HORTONS INC.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995 and Canadian Securities Laws

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those disclosed in the statement. Canadian securities laws have corresponding safe harbor provisions, subject to certain additional requirements including the requirement to state the assumptions used to make the forecasts set out in forward-looking statements. Tim Hortons Inc. (the “Company”) desires to take advantage of these “safe harbor” provisions.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks,” “outlook,” “forecast” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could” or “may.” Many of the factors that could determine our future performance are beyond our ability to control or predict. The following factors, in addition to other factors set forth in our Form 10-K filed on February 26, 2009 and our Form 10-Q filed on November 5, 2009 with the U.S. Securities and Exchange Commission and the Canadian securities regulators, and in other press releases, communications, or filings made with the SEC or the Canadian securities regulators, could cause our actual results to differ materially from the expectation(s) included in the forward-looking statement, and if significant, could materially affect the Company’s business, sales revenue, share price, financial condition, and/or future results, including causing the Company to (i) close restaurants, (ii) fail to realize our same-store sales, which are critical to achieving our operating income and other financial targets, (iii) fail to meet the expectations of our securities analysts or investors, or otherwise fail to perform as expected, (iv) have insufficient cash to engage in or fund expansion activities, dividends, or share repurchase programs, or (v) increase costs, corporately or at store level, which may result in increased restaurant-level pricing, which in turn may result in decreased customer demand for our products resulting in lower sales, revenue, and earnings. Additional risks and uncertainties not currently known to us or that we currently believe to be immaterial may also materially adversely affect our business, financial condition, and/or operating results. We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: the absence of a material increase in competition within the quick service restaurant segment of the food service industry; the absence of an adverse event or condition that damages our strong brand position and reputation; continuing positive working relationships with the majority of the Company’s franchisees; there being no significant change in the Company’s ability to comply with current or future regulatory requirements; the absence of any material adverse effects arising as a result of litigation; and general worldwide economic conditions. We are presenting this information for the purpose of informing you of management’s current expectations regarding these matters, and this information may not be appropriate for any other purposes.

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel, qualified franchisees, real estate sites and type and quality of food. The Company and its franchisees compete with international, regional and local organizations, primarily through the quality, variety, and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising/marketing and operational programs, sales and new product introductions and promotions, discounting activities, price and new product development by the Company and its competitors are also important factors. Certain of the Company’s competitors, most notably in the U.S., have greater financial and other resources than we do, including substantially larger marketing budgets and greater leverage due to size from their marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic and political conditions, consumer preferences and perceptions (including food safety, health or dietary preferences and perceptions), discretionary spending patterns, consumer confidence, demographic trends, seasonality, weather events and other calamities, traffic patterns, the type, number and location of competing restaurants, enhanced governmental regulation (including nutritional and franchise regulations), changes in capital market conditions that affect valuations of restaurant companies in general or the value of the Company’s stock in particular, litigation relating to food quality, handling or nutritional content, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, higher energy and/or fuel costs, food costs, the cost and/or availability of a qualified workforce and other labour issues, benefit costs, legal claims, legal and regulatory compliance (including environmental regulations), new or additional sales tax on the Company’s products, disruptions in its supply chain or changes in the price, availability and shipping costs of supplies, and utility and other operating costs, also affect restaurant operations and expenses and impact same-store sales and growth opportunities. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, acquire and sell restaurants, and pursue other strategic initiatives (such as acquisitions and joint ventures), are affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds. In addition, unforeseen catastrophic or widespread events affecting the health and/or welfare of large numbers of people in the markets in which the Company’s restaurants are located and/or which otherwise cause a catastrophic loss or interruption in the Company’s ability to conduct its business, would affect its ability to maintain and/or increase sales and build new restaurants.

The Importance of Canadian Segment Performance and Brand Reputation. The Company’s financial performance is highly dependent upon its Canadian operating segment, which accounted for approximately 92.0% of its consolidated revenues, and all of its profit, in 2008. Any substantial or sustained decline in the Company’s Canadian business would materially and adversely affect its financial performance. The Company’s success is also dependent on its ability to maintain and enhance the value of its brand, its customers’ connection to its brand, and a positive relationship with its franchisees. Brand value can be severely damaged, even by isolated incidents, including those that may be beyond the Company’s control such as actions taken or not taken by its franchisees relating to health or safety, litigation and claims (including litigation by, other disputes with, or negative relationship with franchisees), security breaches or other fraudulent activities associated with its electronic payment systems, and incidents occurring at or affecting its strategic business partners (including in connection with co-branding initiatives and our self-serve kiosk model), affiliates, corporate social responsibility programs, or falsified claims or health or safety issues at our manufacturing plants.

Factors Affecting Growth. There can be no assurance that the Company will be able to achieve new restaurant growth objectives or same-store sales growth in Canada or the U.S. The Company’s success depends on various factors, including many of the factors set forth in this cautionary statement, as well as sales levels at existing restaurants and factors affecting construction costs generally. In addition, the U.S. markets in which the Company seeks to expand may have competitive conditions (including higher construction, occupancy, or operating costs), consumer tastes, or discretionary spending patterns that may differ from its existing markets, and its brand is largely unknown in many U.S. markets. There can be no assurance that the Company will be able to successfully adapt its brand, development efforts, and restaurants to these differing market conditions. In addition, early in the development of new markets, the opening of new restaurants may have a negative effect on the same-store sales of existing restaurants in the market. In some of the Company’s U.S. markets, the Company has not yet achieved the level of penetration needed in order to drive brand recognition, convenience, increased leverage to marketing dollars, and other benefits the Company believes penetration yields. When the Company franchises locations in certain U.S. markets, this can result in increased franchisee relief and support costs, which lowers its earnings. The Company may also continue to selectively close restaurants in the U.S. that are not achieving acceptable levels of profitability or change its growth strategies over time, where appropriate. Such closures may be accompanied by impairment charges that may have a negative impact on our earnings. The Company may also pursue strategic alliances (including co-branding) with third parties for different types of development models and products in the U.S. Entry into such relationships as well as the expansion of our current business through such initiatives may expose us to additional risks that may adversely affect our brand and business.

Manufacturing and Distribution Operations. The occurrence of any of the following factors is likely to result in increased operating costs and depressed profitability of the Company’s distribution operations and may also damage its relationship with franchisees: higher transportation costs; shortages or changes in the cost or availability of qualified workforce and other labour issues; equipment failures; disruptions (including shortages or interruptions) in its supply chain; price fluctuations; climate conditions; inflation; decreased consumer discretionary spending and other changes in general economic and political conditions driving down demand; franchisee dissatisfaction with price or quantity; physical, environmental or technological disruptions in the Company or its suppliers’ manufacturing and/or warehouse facilities or equipment; changes in international commodity markets (especially for coffee, which is highly volatile in price and supply, sugar, edible oils and wheat); and, the adoption of additional environmental or health and safety laws and regulations. The Company’s manufacturing and distribution operations in the U.S. are also subject to competition from other qualified distributors, which could reduce the price the Company can charge for supplies sold to U.S. franchisees. Additionally, there can be no assurance that the Company and its joint venture partner will continue with the Maidstone Bakeries joint venture. If the joint venture terminates, it may be necessary, under certain circumstances, for the Company to build its own par-baking facility or find alternate products or production methods.

Government Regulation. The Company and its franchisees are subject to various federal, state, provincial, and local (“governmental”) laws and regulations. The development and operation of restaurants depend to a significant extent on the selection, acquisition, and development of suitable sites, which are subject to laws and regulations regarding zoning, land use, environmental matters (including limitation of vehicle emissions in drive-thrus; anti-idling bylaws; regulation of litter, packaging and recycling requirements and other governmental laws and regulations), traffic, franchise, design and other matters. Additional governmental laws and regulations affecting the Company and its franchisees include: business licensing; franchise laws and regulations; health, food preparation, sanitation and safety; labour (including applicable minimum wage requirements, overtime, working and safety conditions, family leave and other employment matters, and citizenship requirements); nutritional disclosure and advertising; tax; employee benefits; accounting; and anti-discrimination. Changes in these laws and regulations, or the implementation of additional regulatory requirements, particularly increases in applicable minimum wages, tax law, planning or other matters that may, among other things, affect our anticipated effective tax rate and/or tax reserves; business planning within our corporate structure; our strategic initiatives and/or the types of projects we may undertake in furtherance of our business, or franchise requirements, may adversely affect the Company’s financial results.

Foreign Exchange Fluctuations. The Company’s Canadian restaurants are vulnerable to increases in the value of the U.S. dollar as certain commodities, such as coffee, are priced in U.S. dollars in international markets. Conversely, the Company’s U.S. restaurants are impacted when the U.S. dollar falls in value relative to the Canadian dollar, as U.S. operations would be less profitable because of the increase in U.S. operating costs resulting from the purchase of supplies from Canadian sources, and profits from U.S. operations will contribute less to (or, for losses, have less of an impact on) the

Company’s consolidated results. Increases in these costs could make it harder to expand into the U.S. and increase relief and support costs to U.S. franchisees, affecting the Company’s earnings. The opposite impact occurs when the U.S. dollar strengthens against the Canadian dollar. In addition, fluctuations in the values of Canadian and U.S. dollars can affect the value of the Company’s common stock and any dividends the Company pays.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances (including co-branding initiatives), vertical integration opportunities and divestitures, which are subject to many of the same risks that also affect new store development. In addition, these transactions involve various other risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; difficulties successfully integrating, operating, maintaining and managing newly-acquired operations or employees; difficulties maintaining uniform standards, controls, procedures and policies; the possibility the Company could incur impairment charges if an acquired business performs below expectations; unanticipated changes in business and economic conditions affecting an acquired business; ramp-up costs, whether anticipated or not; the potential for the unauthorized use of the Company’s trademarks and brand name by third parties; the possibility of a breach of contract or spoliation of the business relationship with a third party; the potential negative effects such transactions may have on the Company’s relationship with franchisees; the potential exposure to franchisees and others arising from the Company’s reliance on and dissemination of information provided by third parties; and diversion of management’s and franchisee’s attention from the demands of the existing business. In addition, there can be no assurance that the Company will be able to complete desirable transactions, for reasons including restrictive covenants in debt instruments or other agreements with third parties, including the Maidstone Bakeries joint venture arrangements, or a failure to secure financing in tight credit markets.

Privacy Protection. If the Company fails to comply with new and/or increasingly demanding laws and regulations regarding the protection of customer, supplier, vendor, franchisee, employee and/or business data, or if the Company experiences a significant breach of customer, supplier, vendor, franchisee, employee or Company data, the Company’s reputation could be damaged and result in lost sales, fines, lawsuits and diversion of management attention. The introduction of credit payment systems and the Company’s reloadable cash card makes us more susceptible to a risk of loss in connection with these issues, particularly with respect to an external security breach of customer information that the Company, or third parties under arrangement(s) with it, control.

Other Factors. The following factors could also cause the Company’s actual results to differ from its expectations: an inability to retain executive officers and other key personnel or attract additional qualified management personnel to meet business needs; an inability to adequately protect the Company’s intellectual property and trade secrets from infringement actions or unauthorized use by others (including in certain international markets that have uncertain or inconsistent laws and/or application with respect to intellectual property and contract rights); operational or financial shortcomings of franchised restaurants and franchisees; liabilities and losses associated with owning and leasing significant amounts of real estate; failures of or inadequacies in computer systems at restaurants, the distribution facilities, the Company’s manufacturing facilities, the Maidstone Bakeries facility, or at the Company’s office locations, including those that support, secure, track and/or record electronic payment transactions; the transition to an integrated financial system, which could present risks of maintaining and designing internal controls and SOX 404 compliance; litigation matters, including obesity litigation; health and safety risks or conditions of the Company’s restaurants associated with design, construction, site location and development, indoor or airborne contaminants and/or certain equipment utilized in operations; employee claims for employment or labour matters, including potentially class action suits, regarding wages, discrimination, unfair or unequal treatment, harassment, wrongful termination, overtime compensation and hour claims; claims from franchisees regarding profitability; falsified claims; implementation of new or changes in interpretation of U.S. GAAP policies or practices; and potential unfavorable variance between estimated and actual liabilities and volatility of actuarially-determined losses and loss estimates. The current global financial crisis presents additional uncertainties that could also negatively impact our liquidity, including if the counterparties to our revolving credit facilities or our interest rate and/or total return swaps fail to perform their obligations in accordance with the terms of our agreements. In addition, we have significant investments of cash in money market funds, which could experience sharp declines in returns or could otherwise be at risk depending upon the extent of the instability in the credit and investment markets.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date and time made. Except as required by federal or provincial securities laws, the Company undertakes no obligation to publicly release any revisions to forward-looking statements, or to update them to reflect events or circumstances occurring after the date forward-looking statements are made, or to reflect the occurrence of unanticipated events.